FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-236445

Equitable Financial Life Insurance Company

Supplement dated November 4, 2020 to the prospectus for Structured Capital Strategies® PLUS dated May 1, 2020

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company (the “Company”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The following supplements the State contract availability and/or variations of certain features and benefits table.

States where certain Structured Capital Strategies® features and/or benefits are not available or vary:

State	Features and benefits	Availability or variation
Puerto Rico	See “Indices” under “Structured Investment Option” in “Contract features and benefits”	The following Indices are not available: • NASDAQ-100 Price Return Index • MSCI Emerging Markets Price Return Index • iShares® MSCI EAFE ETF not available for Step Up Segments

	See “Segment Types” under “Segment Investment Option” in “Contract features and benefits”	The following Segment Types are not available: • Dual Direction • Enhanced Upside 1-year Standard Segments are only available if you are at least 91 years old.

	Inherited IRA	Not available.

	QP (Defined Benefit) contracts	Not available.

	IRA and Roth IRA	Available for direct rollovers from U.S. source 401(a) plans and direct transfers from the same type of U.S. source IRAs.

	See footnote 1 in “Fee table” and “Charges for state premium and other applicable taxes” in “Charges and Expenses”	There is no premium tax charge imposed.

	See “Purchase considerations for a charitable remainder trusts” under “Owner and annuitant requirements” in “Contract features and benefits”	We do not offer Structured Capital Strategies® contracts to charitable remainder trusts in Puerto Rico.

See “Taxation of nonqualified annuities” in “Tax information”

There are special rules for nonqualified contracts issued in Puerto Rico.

Income from NQ contracts we issue is U.S. source. A Puerto Rico resident is subject to U.S. taxation on such U.S. source income. Only Puerto Rico source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The calculation of the taxable portion of amounts distributed from a contract may differ in the two jurisdictions. Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income from the contract for each tax return. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on your personal situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.

We require owners or beneficiaries of annuity contracts in Puerto Rico which are not individuals to be required to complete the appropriate Form W-8 describing the entity type to avoid 30% FATCA withholding from U.S.-source income.

IM-20-20 (11.20)	Cat. #161806 (11.20)
SCS PLUS PR	#58830

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236445

Equitable Financial Life Insurance Company

Supplement dated November 4, 2020 to the prospectus for Structured Capital Strategies® PLUS Guard dated May 1, 2020

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company (the “Company”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 877-899-3743.

The following supplements the State contract availability and/or variations of certain features and benefits table.

States where certain Structured Capital Strategies® features and/or benefits are not available or vary:

State	Features and benefits	Availability or variation
Puerto Rico	See “Indices” under “Structured Investment Option” in “Contract features and benefits”	iShare® MSCI EAFE ETF not available for Step Up Segments

	See “Segment Types” under “Segment Investment Option” in “Contract features and benefits”	The following Segment Types are not available: • Dual Direction

	Inherited IRA	Not available.

	QP (Defined Benefit) contracts	Not available.

	IRA and Roth IRA	Available for direct rollovers from U.S. source 401(a) plans and direct transfers from the same type of U.S. source IRAs.

	See footnote 1 in “Fee table” and “Charges for state premium and other applicable taxes” in “Charges and Expenses”	There is no premium tax charge imposed.

	See “Purchase considerations for a charitable remainder trusts” under “Owner and annuitant requirements” in “Contract features and benefits”	We do not offer Structured Capital Strategies® contracts to charitable remainder trusts in Puerto Rico.

	See “Taxation of nonqualified annuities” in “Tax information”	There are special rules for nonqualified contracts issued in Puerto Rico.

Income from NQ contracts we issue is U.S. source. A Puerto Rico resident is subject to U.S. taxation on such U.S. source income. Only Puerto Rico source income of Puerto Rico residents is excludable from U.S. taxation. Income from NQ contracts is also subject to Puerto Rico tax. The calculation of the taxable portion of amounts distributed from a contract may differ in the two jurisdictions. Therefore, you might have to file both U.S. and Puerto Rico tax returns, showing different amounts of income from the contract for each tax return. Puerto Rico generally provides a credit against Puerto Rico tax for U.S. tax paid. Depending on your personal situation and the timing of the different tax liabilities, you may not be able to take full advantage of this credit.

We require owners or beneficiaries of annuity contracts in Puerto Rico which are not individuals to be required to complete the appropriate Form W-8 describing the entity type to avoid 30% FATCA withholding from U.S.-source income.

IM-21-20 (11.20)	Cat. #161807 (11.20)
SCS PLUS Guard PR	#55629